Exhibit 10.16

Employment Agreement

By and Between:

P.V. NanoCell Ltd., of Hamasger St 8, Migdal Ha’emek (the “Company”); and

Norberto Grunstadt, I.D. 015101017 of Haarazim 40, Karmiel, Israel (the “Employee”).

1.	Employment Agreement

1.1	The parties confirm that as of March 1, 2015 (the “Effective Date”), the Employee shall be a full time employee of the Company, under the terms herein.

The position of the Employee shall be: VP Operations

The Employee shall report to the Company’s CEO.

The Company may approve a change in the position, reporting structure, title, responsibilities and authority of the Employee; and such change shall not be considered a breach of this Agreement provided, however, that Employee’s remuneration shall not be derogated from.

1.2	The Employee agrees to dedicate the Employee’s time, experience, talent, expertise and knowledge to the Company, and to fulfill the Employee’s job in the Company in a loyal and dedicated manner, and in accordance with the policies, codes and instructions of the Employee’s superiors in the Company.

1.3	During the period of this Agreement, the Employee shall not engage in any professional activity, commercial or otherwise, unless consented to by the Company in writing. Such approved activity may not intrude with the Employee’s work in the Company in terms of time schedule (to the extent agreed upon herein), conflict of interests or competition.

1.4	The Employee is not allowed to obligate and/or bind the Company in any way and/or create any commitments, except as expressly authorized.

1.5	All reasonable procedures and directives of the Company applicable to subjects of work behavior, discipline etc., will have a binding effect on the Employee provided, however, that such policies have been brought to the Employee’s attention in advance.

The Employee hereby confirms that: (i) no compensation or remuneration from any third party has been or shall be given with respect to the Employee’s employment with the Company; and (ii) the Employee shall not accept from any third party any gifts, gratuities, kickbacks or bribes.

1.6	This Agreement forms the complete and exclusive agreement between the parties as to its subject matter; and it cancels any prior verbal or written agreement related thereto. Any change to this Agreement requires a duly signed document.

1.7	Failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

1.8	The amount and details of the Employee’s salary and other benefits are confidential. This information may not be disclosed by the Employee to other employees nor may such information be published to people who are not authorized by the Company, unless legally required to do so.

2.	Remuneration

2.1	Salary: the Employee's gross salary will be NIS 26400 per month (the “Salary”).

2.2	Overtime payment: Notwithstanding the above, the parties confirm that the Employee’s job will require overtime work and work at irregular hours, without the need to approve each such hour. In consideration thereof, the Company will pay the Employee a gross sum of NIS 6600 per month (the "Global Overtime Payment"), which the parties estimate to be a fair average compensation for the overtime work and work at irregular hours per each month of employment, provided that, the Employee does not work more than 43 overtime hours per month (the “Ceiling”).

The Employee will be allowed to work over the above Ceiling only with the prior written approval of the Company’s CEO per each month in which such additional above the Ceiling overtime hours are required.

Subject to receiving the CEO’s above prior approval per each month, overtime hours beyond the Ceiling, will entitle the Employee to receive compensation as required by law.

If the Employee or any third party on the Employee’s behalf file a claim against the Company for payment on overtime hours which exceed the terms set forth in this Section 2.2, the Company shall be entitled to offset the entire Global Overtime Payment that it had paid to the Employee against any sums ruled in favor of the Employee in such claim.

2.3	The Salary and the Global Overtime Payment will be payable until the 10th of each month for the previous month. All benefits due to the Employee as set forth in this Agreement or by law shall be provided on the Salary and the Global Overtime Payment, but not on payment due to overtime hours exceeding the Ceiling. Taxes, social security payments, social benefits and other obligatory payments which are to be borne by the Employee according to applicable laws and regulations - will be deducted from all the above payments.

2.4	The parties confirm that the Employee’s job will require work at long and irregular hours including extensive travel and the compensation for such work is included in the aforesaid Salary and Global Overtime Payment and the other terms of this Agreement.

2.5	Benevolent Fund - Bituach Menahalim: the Company will pay 15.83% of the Salary and Global Overtime Payment each month into a mutually defined fund (consisting of 8.33% for severance pay, 5% for pension and up to 2.5% for disability insurance and/or sickness insurance), and the Employee will pay into this plan 5% of the Employee’s Salary and Global Overtime Payment.

The parties agree to apply the terms of Annex “A” hereto according to Section 14 to the Severance Pay act of 1963. Subject to Section 2.2 to the agreement set forth in Annex A, the Company commits to transfer the ownership of the fund to the Employee upon termination or resignation.

2.6	Study Fund - Keren Hishtalmut: the Company will pay 7.5% of the Salary and Global Overtime Payment each month into a mutually defined fund, and the Employee will pay into this fund 2.5% of the Employee’s Salary and Global Overtime Payment. The Company commits to transfer the ownership of the fund to the Employee upon termination or resignation.

2.7	Vacation Days, Sick Leave, Travel Expenses & D`mei Havraa: the Employee is entitled to 21 vacation days per year, sick leave from the first day, and D`mei Havraa days as required by law per year.

2.8	Expenses: the Employee will be reimbursed for out of pocket expenditures related to the Employee’s work, in accordance with Company's procedures.

2.9	Car expenses: the Company will pay the Employee an amount of NIS 5000 per month to cover the Car Expenses, and will also cover all fuel( Dalkan )and Kvish 6 expenses.

2.10	The Company will give the Employee Options (in the framework of the company's Option Plan) as to be determined and approved by the Company's Board of Directors.

2.11	The Company will provide a computer to the Employee and cover phone the expenses.

3.	Secrecy and Non-Compete Provisions

3.1	In this chapter 3 below, the term “Group” shall mean the Company and its subsidiaries and affiliates as currently exist and as may exist in the future.

3.2	Any proprietary business, commercial or technical information related to the Group’s knowhow, inventions, technology, products, marketing, business plans, investment strategies, negotiations and any other commercial or technical information (collectively referred to as "Knowhow"), whether protected, patentable or patented or not and whether subject to any other legal protection or not, arising out of the Employee’s or others' work for the Group, shall be the exclusive property of the Group. The Employee will promptly submit to the Company full details related to the Knowhow; and will execute patent applications and assignments as may be requested by the Company (whether during or after the employment period) to confirm and register the Group’s ownership thereof. It is hereby clarified, that Employee’s obligations as specified in this section above shall be valid only regarding Knowhow which has been created or discovered during the term of Employee’s employment by the Company.

3.3	Any and all information known to the Employee due to the Employee’s work in the Company, which constitutes, or is directly related to trade secrets, commercial relations, actual and potential clients and suppliers, technology and products, investments, prospective investment negotiations, Knowhow and any other information of a proprietary or confidential nature, of the Group, will hereinafter be together referred to as “Information”. Information may include commercial, technical, marketing, financial, administrative and management subjects. The Information and any part thereof are and shall be the exclusive property of the Group.

3.4	The Employee will not use any part of the Information, nor disclose or make it available to others, unless in the line of the Employee’s job in the Company or if required by judicial or governmental authority. The Employee shall be obliged to notify the Company of the requirement to so disclose such Information as soon as such demand is made upon her and before any disclosure of the Information.

3.5	The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the Employee’s employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and the Employee will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform the Employee’s duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of the Employee’s employment with the Company, the Employee shall act with respect to such information as set forth in Section 3.7 hereunder.

3.6	The foregoing provisions will survive the termination of this Agreement.

However, these provisions shall not apply to Information which is in the public domain or becomes in the public domain through no wrongful doing of the Employee, which may have been lawfully received from a third party not bound by confidentiality to the Company, or has already been known to Employee not due to the Employee’s work in the Company.

3.7	Upon termination of the employment hereunder, the Employee shall immediately return to the Group all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Information, including all copies thereof, and the Employee shall not retain any copies of such materials.

3.8	Without prejudice to the generality of the foregoing, the Employee agrees that during the period of this Agreement plus a “Freeze Period” (as defined below) after the termination - for any reason - of the Employee‘s employment the Employee will not, directly or indirectly, for the Employee‘s own account or for the account of others (including without limitation as a stockholder, director, officer, investor, partner, employee, sole proprietor, independent contractor or consultant), do or participate or assist or allow to do any of the following:

(a)	engage in any business in direct competition with the business of the Company (engaging in the same business of the subsidiaries or affiliates of the Company or other entities of the Group, in which the Employee was not involved, and to which the Employee was not exposed in any way due to the Employee’s work in the Company, is permitted, and shall not be deemed to constitute a direct competition);

(b)	request or advise any past, present or future business associate of the Group to decrease or cancel their business with the Group;

(c)	cause any employee of the Group to terminate his/her employment with the Group or to work for the Employee or for any party associated with the Employee.

The “Freeze Period” shall be equal in length to the employment period hereunder, but in any case not shorter than 6 months and not longer than 12 months.

The parties confirm that during the employment hereunder, the Employee is more than likely to be exposed to the Information of the Group; and that any activity as forbidden under subsections (a), (b) and (c) above is bound to breach the rights of the Company in connection with such Information; and therefore the parties agree that the Freeze Period is intended to ensure such rights of the Group.

3.9	The Employee confirms that the Employee does not bring and was not required to bring to the Group any proprietary materials of third parties and that the Employee is under no restrictions relevant to the fulfillment of the Employee’s job in the Company, whether by virtue of former employment, business dealings or otherwise. The Employee further confirms that the Employee has not retained in the Employee’s possession any material (whether in written, electronic form, computer files or otherwise containing) any confidential information from any prior employer or other third party which is competitive with or related to or can be used in the business of the Group, whether or not created by her.

3.10	The Employee recognizes and agrees that the Employee has no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that the Employee’s activity and any files or messages on or using any of those systems may be monitored at any time by the Company without notice.

3.11	The Employee acknowledges and agrees that a breach of any material provision of this chapter 3 might cause the Group substantial and irreparable harm.

4.	Period of Employment

4.1	This Agreement is made for a period of one year (automatically renewable if not agreed otherwise by the parties) subject to the right of each party, at any time, to terminate it by giving prior notice: (i) 3 months prior notice if termination is provided by either party at will; or (ii) immediately - if termination is made for cause.

The term “cause” in this agreement shall be defined as any of the following events or acts of the Employee: (a) a material breach of agreement which has not been remedied within 14 days of written notice, (b) breach of confidence, loyalty or unauthorized disclosure or use of the Group’s or third parties intellectual properties, (c) serious and continuing breach of work behavior rules, (d) continuing and unjustified refusal to carry out work assignments, (e) self-dealing, embezzlement or misappropriation of the Company’s property or serious damage to the Company’s property which is intentionally caused, (f) gross negligence or misconduct, (g) criminal behavior as determined by a court of law except traffic violations.

4.2	The Company shall have the right to terminate the Agreement immediately without cause, provided however that it pays to the Employee the entire amount due to her for the entire notice period due on the termination date.

4.3	Except as provided by law, termination of this Agreement is without liability of the Company for any claims or payments beyond those earned or accrued in the course of the employment hereunder; and the Employee hereby waives any and all such claims towards the Company, its parent company and any other third party.

4.4	This Agreement shall come into effect only upon the Effective Date provided the Employee reports to work at such time.

And in Witness, the parties sign and execute this Agreement, on this __ day of ________, 2015

P.V. NanoCell Ltd	Norberto Grunstadt